MSB FINANCIAL CORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2013

Millington, NJ (NASDAQ: MSBF) MSB Financial Corp. (the “Company”) reported a net loss of $1.4 million or ($0.28) per diluted common share for the fiscal year ended June 30, 2013, compared to net income of $497,000 or $0.10 per diluted share for the year ended June 30, 2012.  The $1.9 million decrease in net income for fiscal year 2013 as compared to fiscal year 2012 was primarily attributable to an increase in the provision for loan losses, decrease in net interest income and non-interest income and an increase in non-interest expense. Income tax expense decreased for the period to a net tax benefit.

For the quarter ended June 30, 2013, the Company reported net income of $193,000 compared to net loss of $32,000 for the quarter ended June 30, 2012.  The $225,000 increase was attributable to a decrease of $608,000 in the provision for loan losses, a $52,000 decrease in non-interest expense and a $7,000 increase in non-interest income, offset by a $269,000 decrease in net interest income and a $173,000 increase in income tax expense.

Net interest income for fiscal year 2013 was down $1.2 million or 11.0% to $9.3 million as compared to $10.5 million for the year ended June 30, 2012.  This decrease resulted from a decrease in total interest income of $1.8 million, or 12.8%, offset by a decrease in total interest expense of $615,000, or 18.4%.  The decrease in total interest income was primarily attributable to a 53 basis point decrease in the average yield earned on interest-earning assets in addition to a decrease of $2.7 million or 0.9%, in the average balance of such assets.  The decrease of $615,000 or 18.4% in total interest expense for the year ended June 30, 2013 was primarily due to a $2.7 million decrease in average interest-bearing liabilities and a 21 basis point decrease in the average rate paid on these liabilities.  The interest rate spread for fiscal 2013 was 2.90%, compared to 3.22% for fiscal 2012.

Net interest income decreased $269,000 or 10.7%, for the three months ended June 30, 2013 compared to the three months ended June 30, 2012, due to the combined effects of a decrease in the average yield on interest-earning assets and an increase in the average balance of interest-bearing liabilities, offset by an increase in the balance of  average interest-earning assets and a decrease in the rate paid on interest-bearing balances for the period.  Interest income on interest-earning assets for the three months ended June 30, 2013 decreased by $366,000, or 11.2%, while the average balance of interest-earning assets increased by $4.0 million, or 1.3%, compared to the three month period ended June 30, 2012.  Interest expense decreased by $97,000, or 12.9%, with the increase in  the average balance of interest-bearing liabilities of $6.6 million or 2.3% for the three months ended June 30, 2013 compared to the three months ended June 30, 2012, being more than offset by the 15 basis point decrease in the average rate paid on those liabilities.  The interest rate spread for the three months ended June 30, 2013 was 2.77%, compared to 3.13% for the three months ended June 30, 2012.

For the year ended June 30, 2013, the Company recorded a $4.0 million provision for loan losses as compared to a $2.2 million provision recorded for the year ended June 30, 2012.  The higher provision was reflective of a strategy the Company implemented during the quarter ended December 31, 2012.   A $2.0 million increase in the provision was made at that time to support the Company’s assets disposition strategy that had been approved by the Board of Directors.  This strategy was implemented in an attempt to rapidly reduce the dollar amount of non-performing loans in the Company’s loan portfolio.

The allowance for loan losses to total loans ratio at June 30, 2013 was at 1.9% compared to 1.2% at June 30, 2012, while the allowance for loan losses to non-performing loans ratio increased from 18.29% at June 30, 2012 to 30.30% at June 30, 2013. Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.16% and 1.19%, respectively, at June 30, 2013 compared to 6.81% and 0.53% at June 30, 2012.  Management continues to closely monitor its loan portfolio in an attempt to mitigate future loan losses.

Non-interest income increased by $19,000, or 3.0%, to $650,000 for the year ended June 30, 2013 compared to $631,000 for the year ended June 30, 2012, primarily due to a $16,000 increase in bank owned life insurance income, a $9,000 increase in unrealized gains on trading securities and a $6,000 increase in other income, offset by a $12,000 decrease in fees and service charges.  Non-interest income increased by $7,000 or 4.3% for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 due to a $6,000 increase in unrealized gain on trading securities and a $5,000 increase in bank owned life insurance income, offset by a $4,000 decrease in fees and service charges.

Non-interest expense totaled $8.3 million for the year ended June 30, 2013 as compared to $8.1 million for the year ended June 30, 2012, an increase of $190,000, or 2.4%.  The increase in non-interest expense was attributable to a $94,000 increase in other expense, a $83,000 increase in service bureau fees, as well as a $49,000 increase in salaries and employee benefits expense and a $29,000 increase in professional service expense, offset by a $30,000 decrease in occupancy and equipment expense, a $19,000 decrease in directors’ compensation expense, a $12,000 decrease in advertising expense and a $4,000 decrease in FDIC assessment expense.  Non-interest expense decreased by $52,000 or 2.6%, for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 primarily due to a $70,000 decrease in other expense, a $35,000 decrease in directors’ compensation expense, as well as a $26,000 decrease in professional services expense and a $1,000 decrease in FDIC assessment expense, offset by a $39,000 increase in occupancy and equipment expense, a $22,000 increase in salaries and employee benefits expense, as well as an $11,000 increase in service bureau fees and a $8,000 increase in advertising expense.

The Company had a tax benefit of $987,000 for the year ended June 30, 2013 compared to tax expense of $283,000 for the year ended June 30, 2012, a decrease of $1.3 million or 448.8%.  Income tax expense for the three months ended June 30, 2013 was $100,000 compared to a tax benefit of $73,000 for the three months ended June 30, 2012, representing an increase of $173,000 or 237.0%.

Total assets were $352.6 million at June 30, 2013, compared to $347.3 million at June 30, 2012.  The Company recorded a $30.2 million or 59.6% increase in securities held to maturity, while loans receivable, net, decreased by $17.3 million or 7.2%, and cash equivalent balances decreased by $9.0 million or 26.7% from June 30, 2012 to June 30, 2013.  Deposits decreased $3.3 million or 1.2%, while advances from the Federal Home Loan Bank of New York increased by $10.0 million or 50.0% from June 30, 2012 to June 30, 2013.  The $10.0 million increase in Federal Home Loan Bank of New York borrowing was the result of a strategy the Company instituted in February 2013 to invest these funds in higher yielding held to maturity securities due to the lack of loan demand.  This borrowing, in addition to the funds made available due to do to the lack of loan demand and lower cash and cash equivalent balances, primarily resulted in the increase in the securities held to maturity balance as of June 30, 2013 compared to June 30, 2012.  In addition, total cash and cash equivalent balances, in part, decreased due to a decrease in deposit balances.  The decrease in deposit balances was primarily due to the Company lowering its offering rates during this period.  Stockholders’ equity was $39.5 million at June 30, 2013 compared to $40.9 million at June 30, 2012, a decrease of $1.4 million or 3.3%.  The decrease was primarily the result of a decrease in retained earnings as a result of the $1.4 million loss the Company incurred for the year ended June 30, 2013. In addition, treasury stock increased by $476,000 due to repurchases of the Company’s common stock, while the increase in paid in capital of $259,000 related primarily to the compensation expense attributable to the Company’s stock-based compensation plan.  The unallocated common stock held by ESOP balance decreased by $169,000, as did the accumulated other comprehensive loss balance which decreased by $68,000 for the period ended June 30, 2013 compared to the period ended June 30, 2012.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
                     Michael Shriner, President/CEO
                     908-647-4000
                     mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)
SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At June 30,
	2013	2012	2011

Total assets	$352,592	$347,347	$349,459

Cash and cash equivalents	24,755	33,757	30,976

Loans receivable, net	223,256	240,520	253,251

Securities held to maturity	80,912	50,706	41,693

Deposits	280,467	283,798	286,175

Borrowed funds	30,000	20,000	20,000

Total stockholder's equity	39,513	40,878	40,680

Summary of Operations:
	(Unaudited)
	For the Year Ended June 30,
	2013	2012	2011

Total interest income	$12,032	$13,801	$15,127

Total interest expense	2,721	3,336	4,226

Net interest income	9,311	10,465	10,901

Provision for loan losses	4,044	2,217	1,686

Net interest income after provision
for loan losses	5,267	8,248	9,215

Noninterest income	650	631	773

Noninterest expense	8,289	8,099	8,767

Income before taxes	(2,372)	780	1,221

Income tax provision	(987)	283	515

Net income	$(1,385)	$497	$706

Net income per common share:

basic and diluted	$(0.28)	$0.10	$0.14

Weighted average number of shares	4,933,187	4,985,512	5,040,643

	(Unaudited)
	At or For the
	Year Ended
Performance Ratios:	June 30,
	2013	2012

Return on average assets (ratio of net income
to average total assets)	(0.40)	0.14%

Return on average equity (ratio of net income
to average equity)	(3.45)	1.21

Net interest rate spread	2.90	3.22

Net interest margin on average interest-earning
assets	2.98	3.32

Average interest-earning assets to average
interest-bearing liabilities	109.33	109.22

Operating expense ratio (noninterest expenses
to average total assets)	2.39	2.34

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	83.21	73.07

Asset Quality Ratios:

Non-performing loans to total loans	6.16	6.81

Non-performing assets to total assets	4.15	4.82

Net charge-offs to average loans outstanding	1.19	0.53

Allowance for loan losses to non-performing loans	30.30	18.29

Allowance for loan losses to total loans	1.87	1.24

Capital Ratios:

Equity to total assets at end of period	11.21	11.77

Average equity to average assets	11.58	11.79

Number of Offices	5	5